Exhibit 10.3

Susquehanna Bancshares, Inc.

26 North Cedar Street

Lititz, PA 17543-7000

Tel 717.626.4721

Fax 717.626.1874

[DATE]

SEO Name

[Address of SEO]

[Address of SEO]

Dear [SEO Name],

Susquehanna Bancshares, Inc. (the “Company”) is entering into a Securities Purchase Agreement (the “Purchase Agreement”), with the United States Department of Treasury (“Treasury”) that provides for the Company’s participation in the Treasury’s TARP Capital Purchase Program (the “CPP”). Pursuant to the Purchase Agreement, the Company shall issue and sell, and the Treasury will purchase, shares of preferred stock and warrants of the Company.

As a condition to the Company’s participation in the CPP and as a requirement of the Treasury’s investment pursuant to the CPP and contemplated by the Purchase Agreement, the Company is required to adopt the Treasury’s standards for executive compensation and corporate governance for its senior executive officers as set forth in Section 111(b) of the Emergency Economic Stabilization Act of 2008 (“EESA”). To comply with these requirements, and in consideration of the benefits that you will receive as a result of the Company’s participation in the CPP, and notwithstanding any other agreement or right set forth in any Benefit Plan (defined below) you agree as follows:

A. Prohibit Golden Parachute Payments. The Company is prohibited from making and shall not make any golden parachute payment to you during the “CPP Period.” The “CPP Period” is any period during which (i) you are a senior executive officer and (ii) Treasury holds an equity or debt position in the Company pursuant to the Purchase Agreement.

B. Bonus and Incentive Compensation Clawback. Any bonus and incentive compensation paid to you during the CPP Period is subject to recovery or “clawback” by the Company if the payments were based on statements of earnings, gains, or other criteria that are later proven to be materially inaccurate.

C. Compensation Review. The Company shall promptly review, and in no event more than 90 days after Treasury’s investment, shall place limits on executive compensation to exclude incentives for unnecessary and excessive risks that threaten the value of the Company during the CPP Period. Thereafter, the Company shall conduct similar annual reviews. To the extent any such review requires revisions to any Benefit Plan with respect to you, you acknowledge and agree that the Company shall be permitted to make such changes as it deems necessary or appropriate to comply with the requirements of the CPP.

D. Waiver. You agree to execute a waiver (the “Waiver”), substantially in the form attached hereto as Exhibit A, waiving any claims against the Treasury or the Company for any changes to your compensation or benefits as required to comply with regulations issued under the CPP and acknowledging that the regulation may require modification of your Benefit Plans during the CPP Period. The Waiver shall only be executed in the event you become a senior executive officer, as determined by the Company in its sole discretion.

E. Amendment. You hereby acknowledge and agree that each of the Company’s compensation, bonus, incentive and other benefit plans, arrangements and agreements (including golden parachute, severance and employment agreements) (collectively, “Benefit Plans”) with respect to you is hereby deemed amended to the extent necessary to comply with the requirements of the CPP and as set forth above. In no event shall any amendments to the Benefit Plans pursuant to this letter trigger an adverse change in circumstances or such other adverse change as set forth in the Benefit Plans.

F. Definitions and Interpretation. This letter shall be interpreted as follows:

•	“Senior executive officer” means the Company’s “senior executive officers” as defined in subsection 111(b)(3) of EESA, and interpreted in a manner consistent with, 31 C.F.R. § 30.2.

•	“Golden parachute payment” is used with the same meaning as in Section 111(b)(2)(C) of EESA.

•	The term “CPP Period” shall be limited by, and interpreted in a manner consistent with, 31 C.F.R. § 30.11.

•

This letter is intended to, and will be interpreted, administered and construed to, comply with Section 111 of EESA (and, to the maximum extent consistent with the preceding, to permit operation of the Benefit Plans in accordance with their terms before giving effect to this letter).

G. Miscellaneous. This letter may be executed in two or more counterparts, each of which will be deemed to be an original. A signature transmitted by facsimile will be deemed an original signature. If the Company does not participate or ceases at any time to participate in the CPP, this letter shall be of no further force and effect.

Sincerely,

SUSQUEHANNA BANCSHARES, INC.

By:
Name:
Title:

AGREED TO AND ACCEPTED

THIS      DAY OF             , 2008

EXHIBIT A

FORM OF WAIVER

In consideration for the benefits I will receive as a result of my employer’s participation in the United States Department of the Treasury’s TARP Capital Purchase Program, I hereby voluntarily waive any claim against the United States or my employer for any changes to my compensation or benefits that are required to comply with the regulation issued by the Department of the Treasury as published in the Federal Register on October 20, 2008.

I acknowledge that this regulation may require modification of the compensation, bonus, incentive and other benefit plans, arrangements, policies and agreements (including so-called “golden parachute” agreements) that I have with my employer or in which I participate as they relate to the period the United States holds any equity or debt securities of my employer acquired through the TARP Capital Purchase Program.

This waiver includes all claims I may have under the laws of the United States or any state related to the requirements imposed by the aforementioned regulation, including without limitation a claim for any compensation or other payments I would otherwise receive, any challenge to the process by which this regulation was adopted and any tort or constitutional claim about the effect of these regulations on my employment relationship.

3